REAL ESTATE CONTRACT

THIS REAL ESTATE CONTRACT (the **"Contract"**) is hereby made and entered into this 5th day of October, 2017 by and between **AMERICANN INC., a Colorado corporation** (the **"Seller"**), and **EEN REAL ESTATE, INC., a Missouri corporation** or its assignee or designee (the **"Buyer"**). The effective date (the **"Effective Date"**) of this Contract shall be the date upon which the last party to sign has signed the Contract.

W I T N E S S E T H :

WHEREAS, Seller desires to sell and Buyer desires to purchase, upon the terms and conditions hereinafter set forth, that certain tract or parcel of land containing approximately 5.01 acres and lying and being in the City of Denver, County of Denver, State of Colorado and being more particularly described in Exhibit "A" attached hereto and by this reference made a part hereof, together with all rights, easements and appurtenances duly recorded as of record, pertaining thereto and all improvements, trees, bushes, landscaping and foliage thereon (the **"Property"**) and subject only to the Permitted Title Exceptions as defined in Section 10 hereof.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are all hereby acknowledged by each of the parties hereto, the parties hereto agree as follows:

1. **Purchase Price.** Seller shall sell the Property to Buyer and Buyer shall purchase the Property from Seller for **One Million Seven Hundred and Sixty Thousand** Dollars ($1,760,000.00) (the **"Purchase Price"**), by delivery of immediately available and collectible funds at Closing, less the Deposit (as hereinafter defined) and subject to adjustment as provided herein.

2. **Closing Costs.** Seller's attorney's fees, recording taxes, including, but not limited to, any documentary stamp tax and tax collection fees, the premium for the issuance to Buyer of an ALTA extended coverage owner's policy of title insurance for the Property in the amount of the Purchase Price without exceptions for any matters other than the Permitted Title Exceptions, shall be paid by Seller. Buyer shall be responsible for the payment of its own attorney's fees, the preparation and update of the Survey (as hereinafter defined), all recording fees on recordable documents and title insurance premiums for the loan title insurance policy as well as any policy endorsements. Buyer and Seller shall split any closing fees charged by the Title Company (as hereinafter defined).

3. **Prorations.** All real property ad valorem taxes, including payments made in lieu of taxes and all general and special assessments, shall be prorated (employing a 365-day year) between Buyer and Seller as of the date of Closing (as hereinafter defined) based upon the most recently available property assessment. In all events, the original proration as of the date of Closing shall control and the parties shall have no further obligations to each other in connection with such taxes.

4. **Closing**. Closing hereunder (the "**Closing**") shall be held on or before fifteen (15) days after the end of the Inspection Period (as hereinafter defined). Closing shall be held at a date and time designated by Buyer to Seller at the offices of Land Title Guarantee Company (the "**Title Company**") in the City of Denver, State of Colorado; provided, however, the Closing shall be conducted by an exchange of documents delivered by both Buyer and Seller to the Title Company through UPS or Federal Express overnight delivery. Seller agrees to deliver possession of the Property to Buyer at Closing vacant and free of any right of possession or claim to right of possession by any party other than Buyer, and otherwise in its current as is condition. Seller shall not be obligated to perform any improvements to the Property. If, in calculating the date for Closing, the date shall, by reason of the provisions of this Contract, fall on a Saturday, Sunday, or holiday, then the date for Closing shall be the next succeeding business day.

5. **Inspections Prior to Closing**. Buyer, its agents and representatives, at its own cost and expense, shall have forty-five (45) days commencing on the Effective Date (the "**Inspection Period**") to enter upon the Property to inspect the same and to perform such tests as needed to determine surface, subsurface and structural conditions of the Property, and to notify Seller in writing of any unacceptable condition of the Property. In the event Buyer notifies Seller of any unacceptable condition of the Property, this Contract shall, at Buyer's option, be null and void, in which event the portion of the Deposit (defined below), which has not become non-refundable pursuant to the provisions set forth below and any interest earned thereon, shall be immediately refunded by the Title Company to Buyer and neither Buyer nor Seller shall have any further liabilities, obligations or rights with regard to this Contract. The parties hereby acknowledge that the Title Company shall be authorized to release the portion of the Deposit which has not become non-refundable, and any interest earned thereon, to Buyer upon receipt of the above-described notice related to unacceptable conditions of the Property. If the Buyer does not terminate this Contract prior to the thirtieth (30th) day following the Effective Date, Fifty Thousand Dollars ($50,000.00) of the Deposit shall become non-refundable, but shall be applied to the Purchase Price at Closing in the event Buyer does not terminate this Contract prior to the expiration of the Inspection Period. If the Buyer does not terminate this Contract prior to the expiration of the Inspection Period, the remaining Fifty Thousand Dollars ($50,000.00) of the Deposit (for a total of One Hundred Thousand Dollars ($100,000.00)) shall become non-refundable and shall be applied to the Purchase Price at Closing.

Prior to Buyer's or Buyer's agents', contractors' or employees' entry onto the Property such parties shall furnish Seller with evidence of insurance with coverages and minimum limits of at least $1,000,000. In addition, Buyer and Buyer's agents, contractors and employees may only enter onto the Property on a date and time mutually agreed upon with Seller, and, if required by Seller, in the presence of Seller's personnel or under the supervision of Seller's consultants. Buyer, at its cost and expense, shall restore the Property to its original condition and repair any and all damage done by Buyer during any inspections or entries onto the Property.

Buyer hereby agrees to and shall indemnify, defend, protect and hold Seller harmless of, from and against any and all liabilities, suits, claims, losses, causes of action, liens, fines,

penalties, costs and expenses, including, without limitation, court costs, reasonable attorneys' fees and costs, and damages sustained by or asserted against Seller or the Property (collectively "claims"), including, but not limited to, injury to or death of any person or damage to or theft of any property, caused as a result of any inspections or examinations conducted by Buyer, its contractors or agents.

6. **Deposit.** Within three (3) business days after the Effective Date, Buyer shall deposit in escrow with the Title Company an earnest money deposit of One Hundred Thousand Dollars ($100,000.00) (the **"Deposit"**). Buyer may, at its option, direct the Title Company to invest the Deposit in an interest-bearing account designated by Buyer. All interest which has accrued on the Deposit shall, under all circumstances, belong to the party entitled to the Deposit, as set forth in this Contract. In the event Title Company receives written notice of default, non-performance, or other demand for all or a portion of the Deposit, Title Company will immediately give written notice to the other party of such claim or demand as hereinafter provided. In the event the other party fails to dispute or object to such claim or demand with five (5) business days from the date of Title Company's written notice, Title Company is hereby authorized and directed to deliver the Deposit to the party making such claim or demand. In the event the other party disputes or objects to the aforesaid claim or demand within the said five (5) business day period, Title Company is not to deliver the Deposit hereunder without receipt of a joint direction of the parties, their successors or assigns, or as directed by a court of competent jurisdiction. In the event a dispute arises with respect to the distribution of any funds held pursuant to this Contract, the Title Company may apply to a court of competent jurisdiction for an order determining the party or parties to whom such funds shall be paid. All costs of such proceedings, including reasonable attorney's fees and costs incurred by the Title Company, and the successful party or parties in connection therewith, shall be paid by the unsuccessful party or parties to such proceeding.

7. **Due Diligence Documents.** Within five (5) business days after the Effective Date, Seller shall deliver to Buyer the following documents to the extent they are in the possession of Seller or otherwise reasonably available to Seller. Seller shall notify Buyer within the same five (5) business days of all documents which are non-existent or unavailable to Seller.

(a) Seller's most recent owner's policy of title insurance.
(b) Any existing surveys, plats, plot plans, civil engineering drawings, or construction drawings of the Property.
(c) Any environmental inspection reports, soil reports, compaction studies, or other tests or inspections relating to the Property.
(d) Copies of tax bills and all assessment notices relating to the Property.
(e) Copies of all zoning information, licenses, permits, certificates of occupancy and any other governmental notices affecting the Property.
(f) Any other information Buyer may reasonably request at least ten (10) days prior to the expiration of the Inspection Period, which information shall then be delivered by Seller to Buyer within five (5) days after receipt of request.

8. **Representations and Warranties.** Seller represents and warrants that Seller has the legal capacity and authority to execute and deliver this Contract and all instruments to consummate the Closing of the sale of the Property; except as set forth in the Title Commitment, Seller has no actual knowledge that any person other than Seller has any right, title or interest in and to the Property; that to Seller's knowledge, there are no causes of action, suits or judgments against Seller or the Property which would delay or prohibit the sale; there are no contracts, agreements or obligations of the Seller for and with respect to the Property (collectively **"Contracts"**) which have not been disclosed to Buyer in writing, and which are or may become a lien against the Property or an obligation of the Buyer upon Closing; and (i) to the best of Seller's actual knowledge, Seller has received no written notices of any pending or threatened condemnation and (ii) except as disclosed by Seller, to the best of Seller's actual knowledge, there has occurred no release, generation, discharge, manufacture, treatment, transportation or disposal on or in connection with the Property of any hazardous, dangerous or toxic materials, substances or wastes (all, collectively, **"Hazardous Materials"**), as any of such terms are defined by the Comprehensive Environmental Response, Compensation, and Liability Act (known as **"CERCLA"**) or the Resource Conservation and Recovery Act (known as **"RCRA"**) or any other applicable federal, state or local law, regulation, ordinance or requirement relating to or imposing standards of conduct concerning any hazardous, toxic or dangerous materials, substances or wastes (all, collectively, **"Environmental Laws"**), in violation of any Environmental Laws. Seller hereby agrees to provide Buyer, within five (5) business days following the Effective Date of this Contract, a detailed list describing the Hazardous Materials used in Seller's business operation on the Property. Buyer represents and warrants that Buyer has the legal capacity and authority to execute and deliver this Contract and all instruments to consummate the Closing of the sale of the Property. The term "actual knowledge" as used in this Section 8 shall refer to the actual knowledge of Timothy Keogh, and neither Timothy Keogh nor Seller shall have any independent duty to investigate.

In addition to all other rights and remedies of Buyer set forth herein, Seller shall defend, indemnify and hold Buyer, its employees, officers, shareholders, directors, agents, contractors, assigns and successors-in-interest, harmless from and against any and all claims, actions, loss, cost, damage and expense (including reasonable attorney's fees) arising out of the inaccuracy or breach by Seller of any of the representations, warranties and covenants contained in this Contract. All warranties, covenants, and representations made herein by Seller shall be merged into the Deed and shall not survive Closing.

Buyer acknowledges that, except as expressly provided herein, the Property is being sold and accepted **AS-IS, WHERE-IS**, and, except as set forth above, Seller makes no representations or warranties with respect to the physical condition or any other aspect of the Property, including, without limitation, (i) the structural integrity of any improvements on the Property, (ii) the conformity of the Property to past, current or future applicable zoning or building code requirements or the compliance with any other laws, rules, ordinances, or regulations, (iii) the nature and extent of any right-of-way, lease, possession, lien, encumbrance, license, reservation, or otherwise, (vi) the existence of soil instability, past soil repairs, soil additions or conditions of soil fill, susceptibility to landslides, sufficiency of drainage, (vii) whether the Property is located wholly or partially in a flood

plain or a flood hazard boundary, (ix) the existence of Hazardous Materials (collectively, the "**Property Conditions**"). Except as expressly set forth in this Contract, it is understood and agreed that Seller is not making and has not at any time made any warranties or representations of any kind or character, express or implied, with respect to the Property, or Property Conditions, including, but not limited to, any warranties or representations as to habitability, merchantability, fitness for a particular purpose, title (other than any limited warranty of title that may be set forth in the deed), leasing, zoning, tax consequences, latent or patent physical or environmental condition, utilities, operating history or protections, valuation, governmental approvals, the compliance of the Property with laws, the truth, accuracy or completeness of the documents or any other information provided by or on behalf of Seller to Buyer, or any other matter or thing regarding the Property. After the Closing, Buyer shall be solely responsible for all laws, legal requirements, codes, rules or regulations, whether existing as of the Closing Date or not and except for warranties and representations expressly provided herein.

IN ENTERING INTO THIS CONTRACT, THE BUYER HAS NOT BEEN INDUCED BY, AND HAS NOT RELIED UPON, ANY REPRESENTATIONS, WARRANTIES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY THE SELLER OR ANY AGENT, EMPLOYEE OR OTHER REPRESENTATIVE OF THE SELLER OR BY ANY BROKER OR ANY OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT THE SELLER, WHICH ARE NOT EXPRESSLY SET FORTH HEREIN. INSTEAD, THE BUYER'S DECISION TO PURCHASE THE PROPERTY SHALL BE BASED SOLELY UPON THE BUYER'S OWN EXAMINATION AND INSPECTION OF THE PROPERTY.

Buyer represents and warrants as follows: This Contract constitutes a valid and binding obligation of Buyer; Buyer (or its representatives) will have fully examined and inspected the Property prior to the Closing, and Buyer, if it elects to Close on the Property, will be satisfied with all conditions of the Property.

9. **Survey**. Buyer may obtain, at Buyer's sole cost and expense, a current ALTA/NSPS "as built-staked" survey (the "**Survey**") of the Property.

10. **Conveyance of Title.**

(a) Seller shall convey good and marketable fee simple title to the Property to Buyer pursuant to a recordable statutory form special warranty deed. "Good and marketable title" as used herein shall mean ownership which, when acquired by Buyer, will be insurable by the Title Company under its standard ALTA extended coverage title insurance policy at standard rates, including such endorsements as Buyer may request, and is free and clear of all liens, encumbrances, and other exceptions to title except the Permitted Title Exceptions as hereinafter defined. The parties hereby specifically agree that the above-described title insurance policy shall be issued with all "standard exceptions" being deleted therefrom. The "standard exceptions" to be deleted shall include the mechanic's lien exception, the unsettled taxes exception, and all "standard" survey exceptions. The legal

description to be incorporated into the aforesaid special warranty deed shall be prepared pursuant to the Survey. Seller shall deliver to Buyer at Closing an affidavit acceptable to Buyer and the Title Company stating that Seller has sole and exclusive possession of the Property and stating, among other things which may be reasonably required by Buyer and Title Company, that either (i) there have been no improvements, additions, alterations, repairs or any changes of any kind whatsoever made to the Property during the last sixty (60) days immediately preceding Closing, or (ii) if there have been any such improvements or repairs, that all lienors or potential lienors, in connection with such improvements or repairs have been paid in full, together with such other documentation reasonably required by Buyer, including, without limitation, a FIRPTA, and evidence of authority to consummate the sale, in form and substance acceptable to Buyer.

(b) Within ten (10) business days after the Effective Date, Seller shall, at Seller's cost, deliver to Buyer a commitment for an owner's title insurance policy underwritten by the Title Company, together with legible copies of all documents recorded against the Property. Seller agrees that Buyer shall have until the close of the Inspection Period to examine the Survey of and title to the Property and notify Seller of any objectionable matter or defect which affects the marketability or insurability of the title to the Property or which adversely affects the use of the Property. Seller shall be entitled to extend the Closing by ten (10) business days in order to remove any objectionable matters, provider Seller is working continuously to remove such objection. In the event Seller is notified of any such objectionable matters, Seller agrees to promptly employ its good faith and reasonable efforts to procure a cure for same; providing that Seller shall not be obligated to commence litigation or legal proceedings in order cure such objections. In the event, however, Seller is unable through the exercise of its good faith best efforts (which shall only require the payment of money to release existing conveyances to secure repayment of debt, liens or other security interests or judgments; providing that the monies Seller is required to expend hereunder shall not be commercially disproportionate to the value of the property or the Purchase Price) to cure any objectionable matter prior to Closing (as the same may be extended), then at Buyer's option, Buyer may either (i) take title to the Property despite the existence of such matter, or (ii) terminate this Contract in which event the portion of the Deposit paid by Buyer which has not become non-refundable in accordance with Section 5 above shall be immediately refunded by the Title Company to Buyer, and neither Buyer nor Seller shall have any further liabilities, obligations or rights with regard to this Contract which shall then become null and void and of no further force or effect. Any title exceptions to the Property to which Buyer does not object, or any title exception as to which Buyer waives its objection, are referred to herein as **"Permitted Exceptions"** or **"Permitted Title Exceptions."**

11. **Condemnation.** Seller shall bear the risk of all loss or damage to the Property from all causes until Closing. In the event, at any time between the making of this Contract and Closing, all or any portion of the Property is condemned by any legally constituted

authority for any public use or purpose then Buyer may elect either to: (i) terminate this Contract, in which event all Deposit paid by Buyer shall be immediately refunded by the Title Company to Buyer, and neither Buyer nor Seller shall have any further liabilities, obligations or rights with regard to this Contract; or (ii) proceed to Closing with no reduction in the Purchase Price, in which event Seller shall deliver to Buyer at Closing a duly executed assignment of Seller's interest in all awards made and rights available as a result of the condemnation. In the event of a condemnation in which Buyer does not elect to terminate this Contract pursuant to the foregoing terms, then the term **"Property"** as used herein shall thereafter refer to the Property less and except any-portion thereof taken by such condemnation.

12. **Notices.** All notices, requests, demands or other communications hereunder shall be in writing and deemed given when delivered personally or on the day said communication is deposited in the U.S. mail, by registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight courier providing written receipt of delivery (such as Federal Express) addressed as follows:

If To Seller:

AmeriCann, Inc.
3200 Brighton Blvd. Unit 114
Denver, CO 80216
Attn: Tim Keogh

If to Buyer:

1901 E. 119th Street
Olathe, Kansas 66061
Attn: Tom Palmer

With a Copy to:

Polsinelli PC
900 W. 48th Place, Ste. 900
Kansas City, Missouri 64112
Attn: Paul Boppart

or to such other address as the parties may from time to time designate by notice in writing to the other parties.

13. **Amendment.** Neither this Contract nor any provision hereof may be changed, amended, modified, waived or discharged orally or by any course of dealing, but only by an instrument in writing signed by the party against which enforcement of the change, amendment, modification, waiver or discharge is sought.

14. **Legal Fees.** In the event legal action is instituted by any of the parties to enforce the terms of this Contract or arising out of the execution of this Contract, the prevailing party will be entitled to receive from the other party or parties reasonable attorney's fees to be determined by the court in which the action is brought.

15. **Brokers.** Each party represents and warrants to the other that no real estate broker or agent other than CBRE (the **"Broker"**) have been instrumental in the procurement of this

Contract. Seller shall pay to Broker any and all commissions or brokerage fees arising out of this transaction pursuant to a separate contract between Broker and Seller. Additionally, Buyer and Seller represent and warrant that no other real estate commission or compensation shall be payable by such party with respect to the procurement and execution of this Contract or the sale of the Property contemplated hereby. Each party shall indemnify and save the other party wholly harmless against any loss, cost, or other expense, including reasonable attorney's fees, that may be incurred by such other party by reason of any breach of the foregoing warranties.

16. **Default.** In the event the purchase and sale is not consummated because of the inability, failure or refusal, for whatever reason whatsoever, by Seller to convey the Property in accordance with the terms and conditions provided herein, or because of other fault of Seller or reason provided herein for Buyer's not consummating this transaction, the Deposit paid in connection with this Contract shall be returned by the Title Company to Buyer, without prejudice to any other legal or equitable right or remedy of Buyer against Seller including, but not limited to, specific performance. In the event the purchase and sale is not consummated because of the default of Buyer, then the Title Company shall deliver the Deposit paid hereunder to Seller as its sole and exclusive remedy, and as full, complete, and final liquidated damages. Seller and Buyer hereby agree that it would be impossible to ascertain the damages accruing to Seller as a result of a default by Buyer under this Contract. The payment of said liquidated damages, therefore, shall constitute Seller's sole and exclusive remedy against Buyer and shall be in lieu of the exercise by Seller of any other legal or equitable right or remedy which Seller may have against Buyer as a result of Buyer's default.

17. **Applicable Law.** This Contract shall be governed by and construed and enforced in accordance with the laws of the State in which the property is located.

18. **Waiver.** Failure of either Buyer or Seller to exercise any right given hereunder or to insist upon strict compliance with regard to any term, condition or covenant specified herein, shall not constitute a waiver of Buyer's or Seller's right to exercise such right or to demand strict compliance with any term, condition or covenant under this Contract.

19. **Counterparts.** This Contract may be executed in counterparts, each of which when so executed and delivered shall be deemed an original but all of which when taken together shall constitute but one and the same instrument. Counterpart signatures delivered by facsimile or PDF via email transmission shall be deemed to be originals for purposes of this Contract.

20. **Captions.** All captions, headings, section and subsection numbers and letters are solely for reference purposes and shall not be deemed to be supplementing, limiting, or otherwise varying the text of this Contract.

21. **Severability.** The invalidity or enforceability of a particular provision of this Contract shall not affect the other provisions hereof, and this Contract shall be construed in all respects as if such invalid or unenforceable provision were omitted.

22. **Entire Agreement.** Time is of the essence of this Contract. This Contract constitutes the sole and entire contract of the parties and is binding upon Seller and Buyer, their heirs, successors, legal representatives and assigns. This Contract may be assigned by Buyer at any time provided the assignee assumes all delegations of Buyer hereunder.

23. **Deadline for Acceptance.** The parties hereby acknowledge and agree that this Contract shall be deemed null and void and of no further force or effect if the same is not fully executed on or before October ___, 2017, at 5:00 p.m. CST.

24. **Time Periods.** If the last day of any time period stated herein falls on a day that is not a Business Day, then the duration of such time period shall be extended so that it shall end on the next succeeding day that is a Business Day. The term "Business Day" means any day other than a Saturday, Sunday or legal holiday in the State of Colorado.

IN WITNESS WHEREOF, this Contract has been executed by the parties hereto as of the date first above written.

SELLER:

AmeriCann, Inc.

By:____________________
Print Name: Timothy Keogh
Title: CEO/President

Date executed: 10/5/17

BUYER:

EEN REAL ESTATE, INC.

By:____________________
Print Name: Tom Palmer
Title: Executive Vice President

Date executed: 10/5/17

60564816.3

EXHIBIT "A"

LEGAL DESCRIPTION

A parcel of land located in the Northwest Quarter of the Southwest Quarter of Section 20. Township 3 South, Range 67 West of the 6th Principal Meridian, City and County of Denver, State of Colorado, described as follows:

Basis of Bearings: The North-South centerline of Section 20, Township 3 South, Range 67 West of the 6th Principal Meridian, being an assumed bearing of North 00 degrees 00 minutes 00 seconds West between a 2 1/2" diameter aluminum cap stamped P.L.S. #14112 on an axle in a range box at the center 1/4 corner of said Section 20, and a 2" diameter aluminum cap stamped P.L.S. #14112 on a #6 rebar at the Southeast corner of the Northeast Quarter of the Southwest Quarter of said Section 20.

Beginning at a point on the East line of Monaco Street that is 60.00 feet East, measured at right angles, from the North-South centerline of said Section 20 and 32.00 feet South, measured at right angles, from the East-West centerline of said Section 20;

Thence South 89 degrees 15 minutes 45 seconds East, along a line that is 32.00 feet South of and parallel to the EastWest centerline of said Section 20, 465.35 feet (465.25 feet - deed distance); Thence along a non-tangent curve to the right, having a radius of 277.94 feet, a central angle of 59 degrees 32 minutes 24 seconds and an arc length of 288.83 feet (whose chord bears South 29 degrees 46 minutes 12 seconds East, 276.00 feet) to a point which 622.35 feet (669.50 feet - deed distance) East of the North-South centerline of said Section 20; Thence South 00 degrees 00 minutes 00 seconds East, along a line that is 662.35 feet (669.50 feet - deed distance) East of and parallel to the North-South centerline of said Section 20, 141.39 feet; Thence North 89 degrees 42 minutes 39 seconds West, 602.36 feet to a point which is 60.00 feet East of the NorthSouth centerline of said Section 20; Thence North 00 degrees 00 minutes 00 seconds West, along a line that is 60.00 feet East of and parallel to the NorthSouth centerline of said Section 20, 383.83 feet to the Point of Beginning.

EXCEPTING THEREFROM that portion thereof conveyed to La Canada Holding Company, Inc. by instrument recorded July 8, 1998, at Reception No. 9800105516,

City and County of Denver, State of Colorado.